Exhibit G(1)
THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURUSANT TO A CONFIDENTIAL TREATMENT REQUEST.
AUTOMATIC YEARLY RENEWABLE TERM AGREEMENT
(“AGREEMENT”)
between
FARMERS NEW WORLD LIFE INSURANCE COMPANY
(a corporation organized under the laws of the State of Washington having its principal place of business in Mercer Island, Washington;
hereinafter referred to as the CEDING COMPANY)
and
ACE LIFE INSURANCE COMPANY
d/b/a ACE Tempest Life Re USA
(having its principal place of business in Stamford, Connecticut;
hereinafter referred to as the REINSURER)
Coverage Effective Date of this Agreement: September 1, 2008
(hereinafter referred to as the COVERAGE EFFECTIVE DATE)
The Agreement shall become effective on the date the last required signature is affixed (hereinafter called the “Effective Date”). Coverage for the plans listed in the attached Schedules and Exhibits shall begin September 1, 2008 (Coverage Effective Date) and later.
Agreement No.
08-004-TL

Table of Contents

Article I, Parties and Scope of Agreement	1
A. Parties to the Agreement	1
B. Compliance	1
C. Scope	1
D. Automatic Coverage	1
E. Exceptions to Automatic Coverage	2
F. Facultative Reinsurance	2
G. Retention Warranty and Underwriting Representations	3
H. Forms, Manuals, Issue Rules	4
Article II, Commencement and Termination of Liability	5
Article III, Oversights and Clerical Errors	6
Article IV, Plan of Reinsurance	7
Article V, Reinsurance Premiums	8
Article VI, Reinsurance Administration	9
Article VII, Settlement of Claims	11
Article VIII, Policy Changes	13
A. Changes	13
B. Reinstatements	13
C. Accelerated Death Benefits	13
D. Continuations	13
Article IX, Terminations and Reductions	14
Article X, Increase in Retention and Recapture	15
Article XI, Inspection of Records	16
Article XII, Insolvency	17
Article XIII, Financial Impairment of Reinsurer	17
Article XIV, Negotiation	20
Article XV, Arbitration	21
Article XVI, Right to Offset Balances Due	22
Article XVII, Taxes	23
Article XVIII, Confidentiality	24
Article XIX, Entire Agreement	25
Article XX, Severability and Article Names	26
Article XXI, Deferred Acquisition Cost Tax	27
Article XXII, Duration of Agreement	28
Article XXIII, Other Provisions	29
A. Notifications	29
B. Assignment	29
C. Currency	29
D. Survival	29
E. No Waiver	29
F. No Third Party Beneficiaries	30

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G. Applicable Law and Construction	30
Article XXIV, Execution of Agreement	31

Schedules and Exhibits:

Schedule A — Reinsurance Specifications

Exhibit I — Reinsurance Premium Rates
Exhibit II — Reports
Exhibit III — Published and Disclosed Underwriting Procedures and Policies
Exhibit IV — Recapture Fee Formula

Exhibit V — Continuation Premiums

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Article I, Parties and Scope of Agreement
A.	Parties to the Agreement. This Agreement is an indemnity reinsurance agreement only between the CEDING COMPANY and the REINSURER. The CEDING COMPANY and the REINSURER are also collectively referred to as the Parties in this Agreement. This Agreement will be binding upon the Parties and their respective successors and permitted assigns.

The acceptance of risks under this Agreement shall not create any right or legal relationship between the REINSURER and the insured, policy owner, or beneficiary of any insurance policy or other contract of the CEDING COMPANY. The CEDING COMPANY is solely liable to the insured, policy owner, and beneficiary.

B.	Compliance. This Agreement applies only to plans of insurance (“Policies”) and benefits covered as indicated in Schedule A that are issued by the CEDING COMPANY in a jurisdiction in which it is properly licensed and/or authorized to do business. Policies ceded under this Agreement must comply with all laws, regulations, judicial, and administrative orders (“Laws”) applicable to the business reinsured under this Agreement, including without limitation all applicable anti-money laundering, OFAC, and Patriot Act legislation and related regulations. Those Policies that do not comply with all applicable Laws shall be excluded from this Agreement (unless otherwise specifically covered by a written agreement of REINSURER.)

C.	Scope. Subject to all the Reinsurance Specifications set forth in Schedule A, the CEDING COMPANY shall reinsure with the REINSURER Policies (including riders, if any) of life insurance written directly by the CEDING COMPANY on and after the Coverage Effective Date. The reinsurance ceded under this Agreement shall be subject to the same terms, conditions, limitations and restrictions as those contained in the Policy issued by the CEDING COMPANY. Any reinsurance ceded under this Agreement shall employ the same underwriting classification as that used by the CEDING COMPANY in issuing its Policy.

D.	Automatic Coverage. Except as provided below, the REINSURER will automatically be liable for its share, as defined in Schedule A, up to the limits shown in Schedule A, of ceded reinsurance on Policies, provided that the following conditions precedent are satisfied:
1.	Each Policy must be newly issued. Conversions of Policies that are not already covered under this Agreement shall not be considered “newly issued”;

2.	Each Policy is reported and premiums are paid or credited;

3.	Each Policy is written pursuant to the underwriting guidelines disclosed in Exhibit III;

4.	The total amount of in force and new business insurance, including contractual increases, on a life written by the CEDING COMPANY at the time the applicable Policy is issued does not exceed the Automatic Binding Limits defined in Schedule A. In the event that a new Policy on an insured life causes the Automatic Binding Limits to be exceeded for that life, no portion of that new Policy is eligible for reinsurance under this Agreement unless specifically agreed to in writing by the REINSURER;

5.	The CEDING COMPANY has retained its per life risk retention on the Policy (as defined in Schedule A) or has collectively used its full retention on that life under the Policy and under previously issued in-force Policies on that life;

6.	The sum of (a) and (b) does not exceed the Jumbo Limit stated in Schedule A, where
(a)	is the amount of life insurance currently in force in all companies, including all coverage to be replaced, and

(b)	is the ultimate face amount, including scheduled face amount increases, currently applied for on that life in all companies;

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7.	The CEDING COMPANY has never submitted any portion of the risk(s) to be reinsured hereunder to any reinsurer for facultative reinsurance; and

8.	The insured is a permanent resident of the United States or its territories, or is a person that resides in the United States or its territories on a permanent basis, for at least the preceding 12 months, and intends to continue residing in the United States or its territories on a permanent basis, but is not a citizen and does not yet have an alien registration receipt card.
E.	Exceptions to Automatic Coverage. Unless REINSURER has specifically agreed to such reinsurance in writing, no reinsurance may be ceded automatically to this Agreement where:
1.	for single life Policies, the substandard mortality rating assessed to the risk exceeds Class P (500%) or its actuarial equivalent on an extra premium basis; or

2.	for second-to-die Policies, the mortality rating does not conform to the insurability parameters set forth in the CEDING COMPANY’s underwriting guidelines that have been previously reviewed by the REINSURER, as attached in Exhibit III; or

3.	the insurance is issued as a group conversion, a non-contractual conversion, rollover or policy exchange, or is issued under any program where either full current evidence of insurability consistent with the amount of insurance and plan of insurance is not obtained or where conventional selection criteria are not applied in underwriting the risk; or

4.	the Policy does not exclude deaths from suicide for at least a two-year period (or lesser time if required by law) or does not provide for two years of contestability; or

5.	the agent compensation attributable to the Policy is based on a modified agent compensation schedule.
F.	Facultative Reinsurance:
1.	If the CEDING COMPANY receives an application for a policy covered under this Agreement that does not meet the automatic coverage criteria listed in Article I, Section D above, it may submit the application facultatively to the REINSURER for its consideration. The reinsurance will also be on a facultative basis if the CEDING COMPANY elects to submit an application to the REINSURER for facultative consideration on a plan or rider that qualifies for automatic reinsurance under this Agreement.

The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer that are accepted by the Company.

2.	The CEDING COMPANY will apply for reinsurance on a facultative basis by sending to the REINSURER an Application for Reinsurance. Accompanying this Application for Reinsurance will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and other papers bearing on the insurability of the risk. The CEDING COMPANY will also notify the REINSURER of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the CEDING COMPANY that is pertinent to the risk assessment will be transmitted to the REINSURER immediately.

3.	After consideration of the Application for Reinsurance and related papers, the REINSURER will promptly inform the CEDING COMPANY of its underwriting decision. The REINSURER’s offer will expire after 90 days from sending the offer, unless otherwise

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specified by the REINSURER. If the underwriting decision is acceptable to the CEDING COMPANY and the policy is subsequently placed in force in accordance with the issue rules provided to the REINSURER, the CEDING COMPANY will duly notify the REINSURER of its acceptance in writing.

4.	If any risk is submitted to more than one reinsurer for consideration, facultative placement is based on the order of the responses received from the reinsurers, first offer in, taking into consideration the amount and rating requested by the CEDING COMPANY.
G.	Retention Warranty and Underwriting Representations.
1.	Retention Warranty. The CEDING COMPANY warrants that it will indefinitely retain for its net account – without any facultative or automatic treaty reinsurance except for catastrophic risk or surplus relief protection, the risks that the CEDING COMPANY retains as defined within this Agreement. It is the intent of the Parties for the CEDING COMPANY to maintain a financial interest in the continuing performance of the business ceded under this agreement by maintaining its full retention as stated in Schedule A on each reinsured life. The CEDING COMPANY will first notify the REINSURER of any breach of this retention warranty and the REINSURER will then be allowed to adjust premium rates on all such affected risks. In such case, the REINSURER shall give the CEDING COMPANY ninety (90) days prior written notice of a change in premium rates. The CEDING COMPANY shall then have the right to recapture all affected risks on the first policy month/anniversary following the notice of the premium change. Such recapture shall take place in accordance with Article X.

2.	Underwriting Representations. The CEDING COMPANY represents and warrants that the underwriting practices, policies, and procedures attached below as Exhibit III, are accurate and shall remain accurate during the period of this Agreement. The CEDING COMPANY acknowledges that the REINSURER has relied upon this representation, and upon the accuracy of these underwriting practices, policies and procedures, in pricing and underwriting the reinsurance reflected in this Agreement.

The CEDING COMPANY shall notify the REINSURER before making changes in any of the following:
(a)	Insurance Underwriting Requirements as attached in Exhibit III

(b)	Primary Underwriting Manual used to classify risks as stated in Exhibit III

(c)	Underwriting policies and procedures which may impact mortality or persistency

(d)	Exception/Business Decision processes (internal or external)

(e)	Implementation of any special underwriting programs

(f)	Conditional Receipt or Temporary Insurance coverage practices as provided in Exhibit III

(g)	Retention schedule as stated in Schedule A

(h)	Application forms

(i)	Insurance Premium rates as provided for in Exhibit I

(j)	Insurance Policy forms as stated in Schedule A
The CEDING COMPANY shall notify the REINSURER of such changes within thirty (30) days before the effective date of such changes.

The REINSURER agrees to respond promptly in writing to the CEDING COMPANY’s notice of proposed changes to any of these enumerated practices and procedures and in no case later than thirty (30) business days after receiving notice. REINSURER’s response shall indicate whether or not the proposed changes are acceptable under the Agreement.

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If REINSURER agrees to the proposed changes without changes in existing terms and conditions, both Parties agree that the revised underwriting practices and procedures will become part of Exhibit III, and will execute a written Amendment to reflect such changes. All Policies ceded on or after the effective date of such Amendment shall be governed by the revised underwriting protocols.

If REINSURER does NOT agree to be bound under the existing terms and conditions of this Agreement based on CEDING COMPANY’s proposed new underwriting rules, this Agreement shall exclude the Policies affected by these changes from coverage under this Agreement.

3.	Reinsurance Liability and Non-Compliance.

The CEDING COMPANY represents that it will only automatically bind the REINSURER on risks that meet the CEDING COMPANY’s underwriting standards, policies, and procedures as attached in Exhibit III. In such cases, the REINSURER shall be liable to the CEDING COMPANY in the same manner as the CEDING COMPANY is liable on the particular policy form(s) reinsured under this Agreement to the extent such terms and conditions are not contrary to the terms and conditions of this Agreement.

In the event a policy reinsured on an automatic basis meets the requirements for automatic reinsurance at the time of policy issue yet the policy was assigned an underwriting class or rating inconsistent with the CEDING COMPANY’s underwriting standards, policies, and procedures given in Exhibit III, the REINSURER’s liability at the time of the insured’s death will be limited to the liability the REINSURER would have had if the policy had been purchased for the same premium and assigned the correct underwriting class and rating.

In the event such underwriting inconsistency is discovered prior to the insured’s death, the CEDING COMPANY shall pay reinsurance premiums with interest to the REINSURER based on the correct underwriting class and rating from the policy’s inception and the REINSURER shall be liable for its proportionate share of the policy’s death benefit. The rate of interest charged each month shall be the lesser of (i) the 30 day Treasury Bill rate as published in the Money Rate Section or any successor section of the Wall Street Journal on the first business day following the date of the discovery of such underwriting discrepancy or (ii) the maximum rate allowed by the law in the state of Washington.

The REINSURER recognizes that underwriting, particularly of impaired risks, can be subjective. The Parties agree that if the REINSURER questions the validity of a cession or a claim due to the terms of this section, that each of the Parties will follow the procedures set forth in Article XIV, Negotiation, in an attempt to resolve the dispute amicably, except that each party will appoint two officers with one of such officers to be the person responsible for risk underwriting, or Chief Underwriter, from each of the respective parties.
H.	Forms, Manuals, Issue Rules. Except as otherwise provided in this Agreement, the reinsurance ceded hereunder shall be subject to the same terms, conditions, limitations and restrictions as those contained in the Policy issued by the CEDING COMPANY.

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Article II, Commencement and Termination of Liability
A.	On automatic reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY. In addition, coverage shall be extended to claims occurring within the conditional receipt or temporary insurance agreement period, PROVIDED that such coverage satisfies the conditions set forth in Article I, paragraph D “Automatic Coverage”. The amount of the REINSURER’s liability will be its quota share percentage of the lesser of the Conditional Receipt Amount or the Temporary Reinsurance Agreement.

B.	If a facultative application is submitted by the CEDING COMPANY to the REINSURER only, then the REINSURER’s liability will begin simultaneously with the CEDING COMPANY’s contractual liability for this facultative policy, upon acceptance of the REINSURER’s offer during the lifetime of the insured. In addition, coverage shall be extended to claims occurring within the conditional receipt or temporary insurance agreement period. The amount of the REINSURER’s liability will be the lesser of the REINSURER’s offer, the Conditional Receipt Amount or Temporary Reinsurance Agreement. The REINSURER’s liability ceases when the REINSURER declines the risk and duly notifies the CEDING COMPANY. The REINSURER’s liability would also cease when the CEDING COMPANY declines the REINSURER’s offer.

If, however, a facultative application is submitted by the CEDING COMPANY to any other reinsurer, in addition to the REINSURER, the liability of the REINSURER will commence when the REINSURER has received notice from the CEDING COMPANY, during the lifetime of the insured, that the REINSURER’s offer has been accepted. The CEDING COMPANY will have 90 days from the date of the REINSURER’s final offer in which to place the policy with the insured/owner, after which time the REINSURER’s offer will expire unless the REINSURER explicitly states in writing that the offer is extended for some further period.

C.	The liability of the REINSURER shall terminate simultaneously with that of the CEDING COMPANY, unless terminated earlier in accordance with the Agreement.

D.	The REINSURER shall be liable to reimburse claims only on those claims where the actual date of death is on or after the COVERAGE EFFECTIVE DATE.

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Article III, Oversights and Clerical Errors
A.	Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of an oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B.	If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a Policy that the CEDING COMPANY should have ceded under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur and both companies shall be restored to the positions they would have occupied had the CEDING COMPANY properly ceded such reinsurance at the original date. If the CEDING COMPANY does not take action to promptly cede such business under this Agreement, the REINSURER shall have the option to limit its liability to reported Policies only.

C.	Any deliberate acts or omissions by the CEDING COMPANY may not be corrected by this article.

D.	Notwithstanding the foregoing, any errors and omissions first reported 1000 days or more from their occurrence will be presumed to not have been an oversight, and the REINSURER shall have the option, in its sole discretion, to accept or decline some or all of such business.

E.	Notwithstanding the foregoing, any corrections to oversights or clerical errors shall not be reinsured for an amount which exceeds the lesser of the limits of this Agreement or the REINSURER’s available capacity (including its normal net retention and Retrocessional cover) on the life or lives in question, as such capacity is measured at the time that the applicable error or oversight has been identified to the REINSURER.

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Article IV, Plan of Reinsurance
A.	Plans of insurance listed in Schedule A shall be reinsured on a Yearly Renewable Term basis.

B.	The minimum cession amount, if any, that may be reinsured hereunder is specified in Schedule A. Should the amount of life reinsurance on a Policy fall below the minimum cession amount, the CEDING COMPANY shall recapture such reinsurance effective on the next monthly policy anniversary following the date the amount of life reinsurance drops below such minimum cession amount.

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Article V, Reinsurance Premiums
A.	Reinsurance premiums will be Age Last Birthday based, and paid on an annual in advance basis regardless of the policyholder premium frequency. The premiums due will be paid no later than 30 days after the end of each calendar month. Payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance hereunder.

Substandard table rated reinsurance premiums will equal base premiums increased by the policy’s substandard table multiple rating. Substandard Flat Extra reinsurance premiums will equal that of the underlying policy.

B.	If reinsurance is reduced, terminated, or increased by reinstatement or otherwise, pro-rata adjustment shall be made by CEDING COMPANY and REINSURER on all premium items.

C.	Reinsurance premiums shall be payable monthly in accordance with the procedure described in Article VI.

D.	Reinsurance rates under this Agreement are on a Yearly Renewable Term basis covering the products shown in Schedule A. Reinsurance rates, as set forth in Exhibit I, equal the 75-80 Select and Ultimate, Sex Distinct Tables including the Manulife Older Age Extensions multiplied by the appropriate Pay Percents.

E.	The maximum reinsurance premium rates which may be charged by the REINSURER shall be the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and mortality rates applicable to the reinsured policies for each year of issue as prescribed by law.

The REINSURER may increase rates at anytime after the first policy duration but only if (i) the CEDING COMPANY has implemented an increase to the underlying non-guaranteed elements of the insured policies or (ii) if the REINSURER increases its reinsurance rates for it’s entire class of assumed Similar YRT Business. In either case, if the increase in YRT rates does not coincide with an increase in direct non-guaranteed policy rates by the CEDING COMPANY, then the CEDING COMPANY shall have the right to recapture any business affected by such rate change increase.

Similar YRT Business is defined as permanent life business issued and assumed during a similar era of time, fully underwritten and reinsured by REINSURER on a YRT basis.

Any rate increase applicable to in-force business by the REINSURER where such increase does not coincide with an increase in direct non-guaranteed policy rates by the CEDING COMPANY must be on a comparable basis for all Similar YRT Business assumed by REINSURER

In any event, REINSURER may not increase rates for either new or existing business until it has given one hundred eighty (180) days advance written notice to CEDING COMPANY. REINSURER’s rate increase or CEDING COMPANY’s recapture, as applicable, shall take effect on the anniversary of each policy affected by the rate increase, covered by this Agreement following the aforementioned one hundred eighty (180) day notice period.

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Article VI, Reinsurance Administration
A.	Within thirty (30) days after the close of each month, the CEDING COMPANY shall send the REINSURER the following monthly reports as consistent with the TAI reinsurance administration system:
1.	A Premium Billing Summary Statement listing first year and renewal premiums, expense allowances, benefits, and other data mutually agreed upon by both parties as described in Exhibit II.

2.	A seriatim Transaction Report, detailing all transactions occurring in the billing cycle, to include at a minimum:
(a)	policy number

(b)	full name of insured

(c)	date of birth

(d)	sex and issue age

(e)	residence

(f)	effective date

(g)	underwriting classification of the primary (and joint) insured including: risk class, substandard rating, flat extra period, flat extra amount

(h)	plan of insurance

(i)	amount issued, on the base plan and any riders

(j)	amount reinsured, on the base plan and any riders

(k)	the nature of the transaction
If the Premium Billing Summary shows a net reinsurance premium balance payable to the REINSURER, the CEDING COMPANY must include this payment with the statement. If the net reinsurance premium balance is payable to the CEDING COMPANY, the REINSURER must remit payment to the CEDING COMPANY within thirty (30) days after receiving the statement.

If the net reinsurance premium balance is not received by the REINSURER within thirty-five (35) days after the close of the month, the reinsurance premiums for all of the reinsurance risks listed on the statement will be delinquent.

When reinsurance premiums due the REINSURER are deemed delinquent, a compound interest penalty may be assessed each month the premiums remain delinquent. Interest shall be calculated from the day following the date the premiums are due and payable to the day such premium payment is mailed or the last day of the accounting period, whichever comes first, regardless of holidays and weekends. The rate of interest charged each month shall be the lesser of (i) the 30 Day Treasury Bill rate as published in the Money Rate Section or any successor section of the Wall Street Journal on the first business day following the date the premiums are deemed delinquent or (ii) the maximum rate allowed by law in the State of Washington. Premiums and interest penalties that remain unpaid shall be carried forward into the next month’s interest penalty calculation.

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B.	When reinsurance premiums are delinquent, the REINSURER has the right to terminate the reinsurance risks on the statement by giving the Ceding Company thirty (30) days written notice. As of the close of this thirty-day period, all of the REINSURER’s liability shall terminate for:
i)	The risks described in the preceding sentence and

ii)	The risks where the reinsurance premiums became delinquent during the thirty-day period.
Regardless of these terminations, the CEDING COMPANY shall continue to be liable to the REINSURER for all unpaid reinsurance premiums earned by the REINSURER.

C.	The CEDING COMPANY may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid reinsurance premiums, including the interest penalty as defined above, for the risks in force prior to the termination. However, the REINSURER shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the day the REINSURER receives the required back premiums and any assessed interest.

D.	In addition to the reports required by reporting period, the following reports shall be submitted at specified intervals, as follows:
1.	Quarterly Policy Reserve Report: Within thirty days following the end of the quarter, the CEDING COMPANY shall provide the REINSURER with a listing of the mean reserves attributable to the reinsured portion of each policy reinsured.

2.	Annual Tax Reserve Report: Shortly after the close of the year, the CEDING COMPANY shall report to the REINSURER the amount by which the CEDING COMPANY shall reduce its tax reserve because of the reinsurance ceded under this Agreement. The details of the report should conform to the current requirements of Internal Revenue Code Section 807.

3.	Quarterly Inforce Listing: Shortly after the close of the year, the CEDING COMPANY shall furnish the REINSURER with a listing of all inforce reinsured policies, providing items (a) through (k) in A. 2, above.

4.	Claims: Shall be reported as incurred on an individual basis.
E.	With the initial delivery of reports, the CEDING COMPANY shall provide the REINSURER a complete record layout of its electronic reporting. In addition the CEDING COMPANY shall provide the REINSURER their definitions for all codes related to the records being reported, including but not limited to: plan of insurance, risk class, transaction code.

F.	If the CEDING COMPANY fails to report data within sixty (60) days of the due date as required by the terms of this Article, any policies affected shall be considered in suspense, and hence NOT reinsured. The CEDING COMPANY shall then have sixty (60) days to cure this delinquency, at which time the REINSURER has the option to terminate this Agreement for new business, RETROACTIVE to the date when data was last properly submitted in substantially correct form.

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Article VII, Settlement of Claims
A.	Claims eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay under Policies on claim events that occur on or after the COVERAGE EFFECTIVE DATE.

B.	The CEDING COMPANY will notify the REINSURER as soon as reasonably possible after the CEDING COMPANY receives notice of a claim.

C.	For all contestable claims greater than $500,000 and incontestable claims greater than $1,000,000, the CEDING COMPANY must submit a copy of all papers connected with the claim to the Reinsurer, including proof of death, claimant’s statement, underwriting file and claim investigation prior to admitting any liability on the claim.

The REINSURER shall provide the CEDING COMPANY with an opinion within ten (10) working days after the Reinsurer has received a copy of all such papers connected with the claim. If the REINSURER does not respond within this ten-day period, it shall be presumed that the REINSURER is agreeable to the payment of the claim. Both parties agree the REINSURER’s opinion shall not impair the CEDING COMPANY’s freedom to determine its own position and course of action on the claim.

D.	If a claim is made outside the contestable period and the amount of the claim is less than or equal to $1,000,000, or if made within the contestable period and the amount is less than or equal to $500,000, the CEDING COMPANY will provide the REINSURER with copies of the claimant’s statement, letter of payment and death certificate unless otherwise specifically requested by the REINSURER to provide additional claim papers. The REINSURER reserves the right to review complete claim files (including underwriting files) at its sole discretion.

Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY. Timing of such payments shall be on a claim by claim basis, as they are incurred and approved for payment by the REINSURER.

E.	If CEDING COMPANY settles a claim for an amount less than the contractually required amount, then the REINSURER’s liability will be proportionately reduced so that the Reinsured portion of the total amount at risk on such life will be in the same proportion that the Reinsured portion bore to the total amount of the CEDING COMPANY’s insurance amount at risk on such life. Nothing in this provision shall ever cause the REINSURER’s liability to increase.

F.	If the amount of claim liability changes due to misstatement of age, rate classification or any error causing a change in liability, the REINSURER’s share of reinsurance liability shall change proportionately, subject to the Reinsurance Specifications set forth in Schedule A.

G.	If the CEDING COMPANY is legally obligated to pay interest on a claim, the REINSURER shall indemnify the CEDING COMPANY for the REINSURER’s proportionate share of such interest. Interest paid by the REINSURER under this provision shall be computed at the same rate and for the same period as that paid by the CEDING COMPANY.

H.	The CEDING COMPANY shall immediately notify the REINSURER of its intention to contest, compromise or litigate a claim and will give the REINSURER the opportunity to review the claim file. If the REINSURER agrees to participate in such a contest or compromise, the REINSURER shall share in the expense of any contest or compromise of that claim in the same proportion that the reinsured risk with the REINSURER in excess of the CEDING COMPANY’s retention, bears to the total net risk of the CEDING COMPANY under all policies on that life being contested by the CEDING COMPANY and shall share in the total amount of any reduction in liability in the same proportion. Compensation of salaried officers and employees of the CEDING COMPANY shall not

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be considered claim expenses. If the REINSURER declines to be a party to the contest, compromise or litigation, the REINSURER will so notify the CEDING COMPANY within fifteen (15) days of the receipt of the final claim papers and will pay its share of reinsurance to the CEDING COMPANY and thus be discharged of any future liability that is associated in any way with that claim. The REINSURER shall not be liable for costs of legal and/or investigative expenses incurred subsequent to the date of the REINSURER’s notice of declination, nor shall it share in any subsequent increase or reduction of liability.

I.	In no event will the REINSURER participate in any extra-contractual damages, including without limitation any punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

Subject to the foregoing paragraph, to the extent permitted by law, REINSURER shall share proportionately with respect to extra-contractual damages only if the REINSURER specifically consented in writing prior to the relevant acts, course of conduct or omissions to the act, of the CEDING COMPANY that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed in equitable proportions.

J.	In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to Policy proceeds or benefits.

K.	The rest of Article VII notwithstanding, REINSURER may assert its rights under Article I, Section G of this Agreement- Underwriting Representations, where applicable.

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Article VIII, Policy Changes
A.	Changes. Other than material changes that are mandated by applicable law, no material changes in any Policy reinsured hereunder shall be permitted without prior written notice to and approval from the REINSURER.

B.	Reinstatements. If a Policy that was reinsured on an automatic basis is reinstated in accordance with the terms of the Policy and the rules of the CEDING COMPANY, the reinsurance shall be reinstated automatically. Otherwise, the reinstatement application shall be submitted to the REINSURER for individual consideration. The CEDING COMPANY shall report the reinstatement in the first report due thereafter, according to the provisions of Article VI.

The REINSURER’s approval is required for the reinstatement of a facultative policy.

The CEDING COMPANY will pay the REINSURER all back premiums due from the date of reinstatement to the current statement date.

C.	Accelerated Death Benefits. If an Accelerated Death Benefit is paid, the REINSURER’s liability hereunder for its share of the death benefit shall be reduced by calculating an amount equal to the discounted Accelerated Death Benefit.

D.	Continuations. A continuation is a new policy replacing a Policy issued earlier by the CEDING COMPANY or a change in an existing Policy that is issued or made either:
1.	under the terms of the original policy, or

2.	without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original policy, or

3.	without a suicide exclusion period or contestable period of equal duration to those contained in new issues by the CEDING COMPANY, or

4.	without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the original policy.
Continuations shall be reinsured under this Agreement only if the original Policy was reinsured with the REINSURER. Attained age premium calculations in accordance with Exhibit V shall apply and shall include any applicable substandard loadings and/or flat extra charges. The amount of reinsurance under this Agreement shall not exceed the amount of the reinsurance of the original Policy with the REINSURER immediately prior to the continuation.

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Coverage Effective 9-01-08

Article IX, Terminations and Reductions
If any portion of a Policy is terminated or reduced, any reinsurance hereunder on that life will also be decreased by a corresponding amount. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance will be terminated. The reinsurance on Policy Terminations and Reductions shall be affected as follows:
1.	Reinsurance on the affected Policy shall be adjusted first. If the entire reduction can be made on this reinsurance, then reinsurance on other policies will not be adjusted.

2.	Should the amount of reduction in the CEDING COMPANY’s insurance exceed the amount of reinsurance on the affected Policy, then such reinsurance shall be cancelled and the remainder of the reduction will be applied to reinsurance on other policies in force on the same life in a chronological order according to policy date (“first in, first out”).

3.	If more than one reinsurer is providing reinsurance on the life involved, the reduction in reinsurance shall be proportional to each reinsurer’s share of the reinsurance on that policy.

4.	The retention of the CEDING COMPANY on the affected life is to be maintained unchanged. The operation of this Article cannot result in the CEDING COMPANY retaining more coverage than its retention prior to the reduction or termination of its Policy.

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Coverage Effective 9-01-08

Article X, Increase in Retention and Recapture
A.	If the CEDING COMPANY increases its limit of retention, a corresponding reduction may be made at the option of the CEDING COMPANY in the reinsurance in force on all lives on which the CEDING COMPANY had its maximum limit of retention at the time reinsurance was ceded; provided, however, that:
1.	No risk shall be recaptured prior to the policy anniversary (earliest recapture date) specified in Schedule A.

2.	No recapture shall be allowed for any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY’s maximum retention limits at the time the Policy was issued.

3.	Recapture will be allowed within 90 days of the effective date of any increase to the reinsurance premiums and/or decrease in allowances for those policies affected by such adjustment when such increase in premiums or decrease in allowances does not coincide with an increase in direct non-guaranteed policy rates by the CEDING COMPANY.
B.	Recapture shall be effected as follows:
1.	After the retention increase is effected, the CEDING COMPANY shall notify the REINSURER in accordance with Article XXIII within forty-five (45) days of such a retention increase.

2.	All Policies may only be recaptured on the first policy month/anniversary following the eligibility of that Policy to be recaptured. For any blocks of Policies not recaptured at such date, the right to recapture due to an increase in retention shall be waived. The CEDING COMPANY may not revoke its election to recapture cessions becoming eligible at future anniversaries.

3.	If the CEDING COMPANY has reinsured any portion of the risk with another reinsurer, the reduction in reinsurance ceded under this Agreement shall be in the same proportion to the total reduction in reinsurance as the amount reinsured under the Agreement bears to the total reinsurance on the risk.

4.	In determining the new retention for a particular policy, the age and rating at issue shall be used.

5.	If the CEDING COMPANY elects to recapture the business but overlooks the recapture of an eligible cession or cessions, the REINSURER’S acceptance of reinsurance payments after the date the recapture would have taken place will not cause the REINSURER to be liable for the amount of the risk that would have been recaptured, rather the REINSURER will be liable only for a refund of reinsurance payments received, less expense allowances if any, without interest.

6.	No recapture fee will be paid for recaptures pursuant to Article X.

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Coverage Effective 9-01-08

Article XI, Inspection of Records
Both the CEDING COMPANY and the REINSURER, or their duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the other all records referring to any reinsurance contract to which this Agreement forms a part.

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Article XII, Insolvency
A.	A party to this Agreement will be deemed insolvent when it:
1.	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (“Authorized Representative”) of its properties or assets; or

2.	Is adjudicated as bankrupt or insolvent; or

3.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation, or similar law or statute; or

4.	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.
B.	In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable, on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its Authorized Representative without diminution because of the insolvency of the CEDING COMPANY.

C.	In the event of insolvency of the CEDING COMPANY, the Authorized Representative will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate such claim and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its Authorized Representative. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

D.	Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

E.	In the event of insolvency of the REINSURER, the liability of the REINSURER shall not terminate but shall continue with respect to the reinsurance ceded to the REINSURER by the CEDING COMPANY prior to the date of such insolvency, and the CEDING COMPANY shall have a security interest in any and all sums held by or under deposit in the name of the REINSURER. The provisions of Article XXII notwithstanding, the CEDING COMPANY may terminate this Agreement immediately for new business, and the CEDING COMPANY may recapture all policies reinsured under this Agreement, including those that have been in force for less than the minimum recapture period as set forth in Article XIII. The CEDING COMPANY shall provide written notification of its intent to terminate the Agreement for new business, but any required waiting period shall be waived.

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Article XIII, FINANCIAL IMPAIRMENT OF REINSURER
A.	In the event the REINSURER becomes Financially Impaired (as defined within this Section), the CEDING COMPANY shall be granted the rights enumerated in Section B below.

The REINSURER will be considered “Financially Impaired” if any of the following events occur:
(1)	The REINSURER’s Total Adjusted Capital is less than 225% of its Authorized Control Level Risk-Based Capital, as set forth in the Five Year Historical Data Table of the REINSURER’s statutory Annual Statement as filed with its domiciliary regulatory authority ; or

(2)	the REINSURER’s domiciliary regulatory authority appoints a conservator, liquidator or statutory successor; or

(3)	the REINSURER becomes unlicensed in a particular state where the Ceding Company is licensed and doing business under this Agreement, and the REINSURER fails to provide security necessary for the Ceding Company to take statutory reserve credit for business written in such state.
The date of the REINSURER’s Financial Impairment (“Impairment Date”) will be the filing date of the Risk-Based Capital Report in which the Risk-Based Capital criteria set forth in this section is triggered.

If the condition is no longer present (“Cured”) during the Cure Period (defined in Section B below) the REINSURER will no longer be considered Financially Impaired and any rights in Section B will be terminated.

B.	In the event of the Financial Impairment per the terms of A above, the following special conditions will be triggered:
(1)	the CEDING COMPANY’s will have the right, at its sole and absolute discretion, but not the obligation, to cancel the Agreement for future NEW business, such notice provided to REINSURER in writing. Both parties agree to waive the normal notification period for cancellation provided in Article XXII, Duration of Agreement. The effective date of such cancellation will be no earlier than the Impairment Date.

(2)	The REINSURER will be granted a 365 calendar day Cure Period, commencing with the Impairment Date, during which time REINSURER will make reasonable efforts to Cure the Financial Impairment. The REINSURER will inform the CEDING COMPANY in writing within 10 business days of any actions that it has taken to Cure the Financial Impairment.

(3)	A Letter of Credit Deadline date will be set, defined as 90 calendar days from the Impairment Date, by which time the REINSURER will make reasonable efforts to secure Letters of Credit in an amount no less than the Credit Risk Amount defined as the REINSURER’s share of reserves ceded under this Agreement. Such reserves shall include:
(a)	Policy Reserves,

(b)	Pending Claim Reserves,

(c)	Incurred But Not Reported Reserves (IBNR), and

(d)	Any Unearned Premium Reserves.

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Coverage Effective 9-01-08

The Credit Risk Amount used to determine the size of the Letter of Credit facility will be recalculated at each calendar quarter end during the Cure Period.

(4)	If the REINSURER has not established Letters of Credit per item (3) above, the CEDING COMPANY, at its sole and absolute discretion, shall have the right, but not the obligation, to recapture all the business inforce per the terms described in item (6) below. The effective date of recapture will be no earlier than the Letter of Credit Deadline (if a facility was never established), or (if established) the quarter-end date when the facility subsequently becomes deficient.

(5)	If the REINSURER has not Cured the Financial Impairment by the end of the Cure Period, the CEDING COMPANY, at its sole and absolute discretion, shall have the right, but not the obligation, to recapture all business inforce as of no earlier than the date of the end of the Cure Period, per the terms described below.

(6)	In the event of recapture pursuant to this Section B,
a)	The CEDING COMPANY must give the REINSURER notice of its election to recapture by certified or registered mail, return receipt requested, at least ninety (90) days prior to its intended date of recapture;

b)	The recapture will become effective on the last day of the ninety (90) day notice period (the “Recapture Date”);

c)	The REINSURER’s entire Quota Share of Policy Liabilities and Excess of Retention Liabilities on all policies reinsured under this Agreement must be recaptured;

d)	The REINSURER will pay the CEDING COMPANY any Unearned Premium and all claims as due incurred prior to the effective date of Recapture; and

e)	The CEDING COMPANY agrees to immediately release all Letters of Credit established per item (3) above.
(7)	Any recapture by CEDING COMPANY under this section shall not be deemed to be consummated until the CEDING COMPANY or REINSURER, as the case may be, has received full payment of the recapture fee as that fee is set forth in Exhibit IV to this Agreement.

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Article XIV, Negotiation
A.	Within fifteen (15) days after one of the Parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. These officers will meet at a mutually agreeable location as early as possible (the first meeting to occur no later than thirty (30) days after written notification is received by the notified party), and agree to meet as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B.	If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration, as set forth in Article XV. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

C.	The notice under the terms of this provision shall state, in bold letters in large type at the heading of the letter “NOTICE OF NEGOTIATION PROCEDURES PURSUANT TO ARTICLE XIV OF AUTOMATIC YEARLY RENEWABLE TERM REINSURANCE AGREEMENT” “THIS NOTICE AFFECTS YOUR RIGHT TO ASSERT TIME BAR DEFENSES AND REQUIRES A TIMELY RESPONSE” and shall state the position of the party who has initiated the negotiation. The Parties agree that the notice shall prevent the running of time-bar defenses for the issues or issues that are stated in the notice, and they agree that they will not assert any time-bar defense (statutory or otherwise) that is associated with the time period after the filing of the notice.

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Article XV, Arbitration
A.	It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with utmost good faith. If after the negotiation required by Article XIV the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration as a precedent to any right or action hereunder.

B.	To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

C.	There will be three ARIAS-US certified arbitrators who will be current or former officers of life insurance or reinsurance companies. Notwithstanding the foregoing, each arbitrator shall be disinterested and no arbitrator shall be an officer or former officer of either party or their affiliates or subsidiaries, be under the control of either party, or have any financial interest in the outcome of the arbitration. Each of the contracting companies will appoint one of the arbitrators within thirty (30) days from the date notification is received and these two arbitrators will select the third arbitrator within thirty (30) days from the date of appointment of the last arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the date notification is received, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of the third arbitrator shall be chosen in accordance with ARIAS-US’ procedures. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

D.	The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on the strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing within sixty (60) days of the completion of arbitration proceedings. There will be no appeal of their written decision, and either party to the arbitration may petition any court having jurisdiction over the subject matter and the parties to reduce that decision to judgment.

E.	Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees, and the parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

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Article XVI, Right to Offset Balances Due
The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any undisputed balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.
Notwithstanding the above, pending claims and contestable claims shall be deemed disputed balances for the purposes of this Article.

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Article XVII, Taxes
A.	State Premium Taxes. The REINSURER shall not reimburse the CEDING COMPANY for state premium taxes the latter may be required to pay on reinsurance ceded.

B.	DAC Tax. Will be treated in accordance with Article XXI.

C.	Other Taxes. The REINSURER will not be responsible for any additional taxes incurred, now or in the future, either directly or indirectly by the CEDING COMPANY.

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Article XVIII, Confidentiality
A.	All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall hold confidential and not disclose or make competitive use of any shared information of the other party that is identified as confidential, unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available by means other than by either party or their agents, or unless the disclosure is required for retrocession purposes, has been mandated by law, or is duly required by external auditors (“Permissible Uses”).

B.	The REINSURER will treat all personal policyholder information received from the CEDING COMPANY as confidential information and will use good faith efforts to keep such information private and secure, in accordance with the CEDING COMPANY’s commitment to its policyholders and in accordance with federal and state privacy and domestic abuse laws. The CEDING COMPANY recognizes that the REINSURER may need to share certain information for Permissible Uses or with auditors, affiliates, regulators and/or retrocessionaires in the normal course of conducting business, and REINSURER may share such information notwithstanding any other provision of this Agreement.

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Coverage Effective 9-01-08

Article XIX, Entire Agreement
This Agreement shall constitute the entire agreement between the Parties with respect to business reinsured hereunder. There is no understanding between the Parties other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both Parties.

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Article XX, Severability and Article Names
A.	If any provision of this Agreement is determined to be illegal, invalid, unenforceable or void by any administrative agency, regulatory body, arbitration panel or court of competent jurisdiction, such a determination will not impair or affect the legality, validity, or enforceability of the remaining provisions of this Agreement; provided, however, that if by operation of this Article, the rights and obligations of either the CEDING COMPANY or the REINSURER are materially altered, the parties agree to negotiate a mutually acceptable replacement provision to preserve the intent of both parties.

B.	Both parties agree that the names of each Article in this Agreement and also the titles, sub-header names, and/or sub-section names used throughout are for the sole purpose of ease of reference. None of these shall be construed to add or detract from the actual wording of the terms contained in the various Articles within this Agreement.

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Article XXI, DAC Tax: Treasury Regulation Section 1.848-2(g)(8) Election
The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for the year this Agreement becomes effective and all subsequent taxable years for which this Agreement remains in effect.
A.	The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B.	The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C.	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E.	The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F.	The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER’s receipt of the CEDING COMPANY’s calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER’s tax return for the previous calendar year.

G.	If the REINSURER contests the CEDING COMPANY’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

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Article XXII, Duration of Agreement
A.	This Agreement shall be unlimited as to its duration but may be terminated for new cessions at any time by either party giving ninety (90) days notice of termination in writing, as per the terms of Article XXIII. The REINSURER shall continue to accept reinsurance during this ninety (90) day period and shall remain liable on all reinsurance ceded under this Agreement until the end of the ninety (90) day notification period or earlier termination in accordance with Articles II, VI, X or XIII.

B.	Further, except as otherwise provided under Articles II, VI, X or XIII, the REINSURER shall remain liable for all Policies in force ceded hereunder at the date of the termination, set forth in the notice referred to in Paragraph A above, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

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Article XXIII, Other Provisions
A.	Notifications. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

If to CEDING COMPANY:	Farmers New World Life Insurance Company
3003 77th Ave SE
Mercer Island, WA 98040
USA
Attn: Legal Department

If to REINSURER:	ACE Tempest Life Re USA
Two Stamford Plaza
281 Tresser Blvd, Suite 500
Stamford, Connecticut 06901
Attn: Chief Marketing Officer
All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will 1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender’s terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B.	Assignment. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld.

C.	Currency. All financial transactions under this Agreement shall be made in U.S. dollars.

D.	Survival. All provisions of this Agreement will survive its termination to the extent necessary to ascertain and enforce the parties’ rights and or obligations hereunder existing at the time of its termination.

E.	No Waiver. No waiver by either party of any violation or default by the other party in performance of any promise, term, or condition of this Agreement will be construed to be a waiver by such party of any other or subsequent violation or default in the performance of the same or any other promise, term, or condition of this Agreement. The failure of any party to enforce any part of this Agreement will not constitute a waiver by such party of its rights to do so, nor will it be deemed to be an act of ratification or consent.

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F.	No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement. No underlying insured, beneficiary or any other non-party shall have any claim against the REINSURER under this Agreement.

G.	Applicable Law and Construction. This Agreement will be construed in accordance with the laws of the State of domicile of the CEDING COMPANY. The Parties agree that this Agreement is a freely negotiated contract between the CEDING COMPANY and the REINSURER and will not be construed against either party on the basis of which party drafted this Agreement.

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Article XXIV, Execution of Agreement
This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date the last signature below is affixed hereto.
FARMERS NEW WORLD LIFE INSURANCE COMPANY

Signature:	/s/ Ryan Larson

Printed Name:	Ryan Larson

Title:	Senior Vice President and Chief Actuary

Attest Signature:	/s/ Brian Kreger

Printed Name:	Brian Kreger

Title:	Vice President and General Counsel

Date:	8/25/08

ACE LIFE INSURANCE COMPANY

Signature:	/s/ Bruce Horton

Printed Name:	Bruce Horton

Title:	Vice President and Chief Marketing Officer

Attest Signature:	/s/ Leonard Mangini

Printed Name:	Leonard Mangini

Title:	Vice President and Chief Actuary

Date:	8/26/08

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Schedule A
Reinsurance Specifications
A. Plan(s) of Insurance and Benefits Covered:
CEDING COMPANY’s          ”Essential Life”(Variable Universal Life)
                    And
Temporary Insurance Agreement attached to the above Plans, and Accelerated Death Benefit Rider as attached to the above Plans.
Facultative Reinsurance: All policies written on the above Plans of Insurance are eligible for facultative reinsurance under this Agreement.
The REINSURER does not participate in cash surrender values, policy loans, dividends, or paid up additions.
B. Policy Issue Dates:
Policies issued on or after September 1, 2008 and those backdated up to 6 months prior to save age.
C. CEDING COMPANY’s Retention:
The CEDING COMPANY’s retention shall equal 10% of each automatically ceded policy up to the per life maximum limit of retention as given below:
Standard to Table F

Issue Ages	(or to $15 Flat Extra)	Table G to Table P (or over $15 Flat Extra)
0 – 60	$2,000,000	$250,000
61 – 75	$250,000	$250,000
D. REINSURER’s Automatic Quota Share Percentage:
All Permanent Products: 33%
E. Automatic Total Pool Binding Limits:

Issue Ages	Standard to Table D	Table E to Table F	Table G to Table P
21 – 60	$5,000,000	$5,000,000	$2,000,000
61 – 70	$1,500,000	$1,500,000	$1,500,000
71 – 75	$1,000,000	None	None
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Coverage Effective 09-01-2008

F. Jumbo Limit:

Issue Ages	Standard to Table D	Table E to Table F	Table G to Table P
21 – 60	$8,000,000	$8,000,000	$4,000,000
61 – 70	$3,000,000	$3,000,000	$1,500,000
71 – 75	$2,000,000	None	None
G. Minimum Cession Amount: NONE
H. Earliest Recapture Period:
All 20 years
I. Reserves:
As of the effective date, the reserve basis is the 2001 CSO ALB (sex and smoker distinct tables), using the CRV Method, and 4.0% interest for both mean basic reserves and deficiency reserves. Deficiency reserves are not contemplated in this agreement. The reserves will substantially equal 1/2 Cx.
FNWL Agreement No. 08-004-TL
Coverage Effective 09-01-2008

Exhibit I
Reinsurance Premium Rates
The following rates will be paid by CEDING COMPANY to REINSURER on an annually in advance basis regardless of policyholder premium frequency. The Reinsurance Premiums shall equal the 75-80 Select and Ultimate, Sex Distinct Tables, including the Manulife Older Age Extensions multiplied by the applicable Pay Percents, on an Age Last Percentage basis. The percentages vary by underwriting class. The flat extra substandard expense allowances, and the policy fee allowances are indicated at the bottom of the table.
Yearly Renewable Term Percentages
(Standard & Substandard Table Ratings)
(Automatic YRT Reinsurance and Facultative Reinsurance)

Plan Type	Band 1 Adults only		Band 2 Adults only
VUL	Premium	[*]%	Premium	[*]%
	Preferred	[*]%	Preferred	[*]%
	Non-Nic	[*]%	Non-Nic	[*]%
	Nicotine	[*]%	Nicotine	[*]%
The pay percentages shown assume both reinsurance premiums and coverage cease at attained age 100.
Flat Extra Substandard Premium Allowances

Temporary:	[*]% All Years

Permanent:	[*]% First Year,
[*]% Renewal Years
Policy fees are not reinsured.
FNWL Agreement No. 08-004-TL
Coverage Effective 09-01-2008

Exhibit II
Reports
As attached.
FNWL Agreement No. 08-004-TL
Coverage Effective 09-01-2008

Date:	10/31/2007

To:	ACE Tempest Life Re USA Two Stamford Plaza, Tresser Blvd, St 500 Stamford, CT 06901

From:	Farmers New World Life Insurance Company

RE:	Reinsurer Agreement No. xxxxxxxx (Essential Life Variable Universal Life)

Statement Date:	September 1, 2008

The following figures represent ACE USA’s 25% share:

Premiums Due ACE USA:
(A) Total First Year	=	$—	(FNWL account 030-0152)

(B) Total Renewals	=	$—	(FNWL account 030-1152)

(C)=(A)+(B) Total Premiums	=	$—

Expense Allowances Due FNWL:
(E) Total First Year	=	$—	(FNWL account 084-1652)

(F) Total Renewals	=	$—	(FNWL account 084-3652)

(G)=(E)+(F) Total Expense Allowances	=	$—

(C) – (G) Amount Payable to ACE USA	=	$—

copy to:	FNWL Actuarial Reinsurance
FNWL Financial Services

Exhibit III
Published and Disclosed Underwriting Procedures and Policies
As attached.
FNWL Agreement No. 08-004-TL
Coverage Effective 09-01-2008

Premier Underwriting Guidelines
Premier Underwriting Guidelines
Each of the following requirements must be met in order to qualify for Premier:
▪	No personal history of cardiovascular disease, diabetes, or cancer (except for minor, non-melanoma skin cancer).

▪	No personal history of ratable impairments within the last year, and no current borderline ratable impairments.

▪	No family history (parents/siblings), prior to age 60, of diagnosis or death from cancer (except for minor, non-melanoma skin cancer), coronary artery disease or diabetes.

▪	No personal history, ever, of alcohol or drug abuse, or counseling/treatment for alcohol or drug usage.

▪	Must not fly as pilot or crew member, except for regularly scheduled major U.S. or Canadian passenger or cargo (such as FedEx, UPS, Airborne, etc.) airlines. Private aviation is considered with an Aviation Exclusion Rider (except North Dakota).

▪	No ratable hazardous sport or occupation with 2 years.

▪	No history of treatment for hypertension or cholesterol. However, history of treatment for cholesterol, limted to “diet and exercise” only, may be evaluated for Premier Preferred on a case-by-case basis, at the time of underwriting.

▪	No use of nicotine within the last 5 years.

▪	Current blood pressure must be less than or equal to 130/80.

▪	Current total cholesterol must be less than or equal to 220. Cholesterol less than or equal to 240 may be allowed for pregnant women. We will also consider retests, at no expense to FLI, for cholesterol performed by the proposed insured’s physician after delivery, for pregnant women who did not qualify for the Premier Preferred class due to their cholesterol level. The retest cholesterol level must be less than or equal to 220.

▪	Current cholesterol/HDL ratio, if available must be less than or equal to 5.5.

▪	Current motor vehicle record (MVR) must have:
1.	no more than one moving violation in the last 3 years,

2.	no reckless driving convictions in the last 5 years, and

3.	no driving under the influence (DUI) convictions within the last 10 years.
▪	No felony convictions within the last 10 years.

▪	If not a United States citizen, must be United States resident for at least one year and have a permanent resident status.

▪	Must have no repeated or prolonged travel to underdeveloped countries or areas of political unrest.

▪	Current EKG/Treadmill, if required, and current laboratory tests, must be normal with the exception of minor or non-significant changes.

▪	Current weight (in pounds) for males and females, must not exceed the following:

HEIGHT	WEIGHT	HEIGHT	WEIGHT
4’8”	124	5’9”	190
4’9”	127	5’10”	196
4’10”	131	5’11”	201
4’11”	136	6’0”	208
5’0”	145	6’1”	214
5’1”	150	6’2”	219
5’2”	155	6’3”	225
5’3”	160	6’4”	230

Premier Underwriting Guidelines

HEIGHT	WEIGHT	HEIGHT	WEIGHT
5’4”	165	6’5”	236
5’5”	170	6’6”	241
5’6”	174	6’7”	247
5’7”	181	6’8”	254
5’8”	185	6’9”	261
The Minimum Medical Requirements Chart (31-1498) for Preferred and Premier plans are identical.

Preferred Underwriting Guidelines
Preferred Underwriting Guidelines
Each of the following requirements must be met in order to qualify for Preferred:
▪	No personal history of cardiovascular disease, diabetes, or cancer (excluding minor, non-melanoma skin cancer).

▪	No current ratable or borderline ratable impairments or laboratory tests.

▪	No family history (parents/siblings) of death, prior to age 60, due to coronary artery disease or diabetes (Type II).

▪	No personal history of alcohol or drug abuse, or counseling/treatment for alcohol or drug usage within the last 10 years. If history of treatment for alcohol, must be abstinent.

▪	Must not fly as pilot or crew member, except for regularly scheduled major U.S. or Canadian passenger or cargo (such as FedEx, UPS, Airborne, etc.) airlines. Private aviation is considered with an Aviation Exclusion Rider (except in North Dakota).

▪	No ratable hazardous sport or occupation within the last year.

▪	No history of treatment for hypertension or cholesterol within the last 2 years. History of non-medication treatment for cholesterol, limited to “diet and exercise” only, may be considered on a case-by-case basis, for Preferred, at the time of underwriting.

▪	No use of nicotine within the last 12 months.

▪	Current blood pressure must have zero debits according to LNL BP chart. Note: May allow up to 25 debits for BP, if all other criteria for preferred are met. (Cannot combine with credit for Build).

▪	Current total cholesterol must be less than or equal to 275. Cholesterol less than or equal to 300 may be allowed for pregnant women. We will also consider retests for cholesterol performed by the proposed insured’s physician after delivery, at no expense to FLI, for pregnant women who did not qualify for the Preferred class due to their cholesterol level The retest cholesterol level must be less than or equal to 275.

▪	Current cholesterol/HDL ratio, if available must be less than or equal to 7.5.

▪	Current motor vehicle record (MVR) must have:
1.	no more than 3 speeding violations in the last 3 years,

2.	no reckless driving convictions in the last 5 years, and

3.	no driving under the influence (DUI) convictions within the last 5 years.
▪	Current EKG/Treadmill, if required, must not be ratable.

▪	Current weight (in pounds) for males and females, must not exceed the following:

HEIGHT	WEIGHT	HEIGHT	WEIGHT
4’8”	130	5’9”	200
4’9”	134	5’10	206
4’10”	138	5’11”	212
4’11”	143	6’0”	219
5’0”	153	6’1”	225
5’1”	158	6’2”	230
5’2”	163	6’3”	237
5’3”	168	6’4”	242
5’4”	174	6’5”	248
5’5”	179	6’6”	254
5’6”	183	6’7”	260
5’7”	190	6’8”	267
5’8”	195	6’9”	275
Note: A twenty pound credit may be allowed if all other preferred criteria are met. Cannot combine with credit for BP.

Premier Underwriting Guidelines	Page 2 of 2
▪	The Minimum Medical Requirements Chart (31-1498) for Preferred plans remains unchanged.

▪	A regular paramedical exam, not an abbreviated paramedical exam, is required for all preferred plans.

Underwriting Height Weight	Page 1 of 1
Underwriting Height Weight
The weight table below is an abbreviated schedule of the Company’s usual action for weight and build. The following impairments call for higher ratings when associated with overweight even when the applicant comes within the limits of the weight table.
▪	Abdominal girth (greater than chest expanded).

▪	A history of or present medical impairment of the heart, circulatory system, kidneys or lungs, hypertension or diabetes.

▪	Generally, weights lower than those shown for up charge Class B, are standard. However, extreme underweight cases will be subject to a rating.

Height	Up Charge Class			Height	Up Charge Class
	B	C	D		B	C	D
5 Ft				6 Ft
0”	186	201	213	0”	265	287	304
1”	192	207	219	1”	274	295	312
2”	199	215	228	2”	281	302	320
3”	206	223	236	3”	289	312	328
4”	212	229	242	4”	297	317	336
5”	217	236	249	5”	304	325	342
6”	225	243	257	6”	312	334	352
7”	230	250	264	7”	321	341	359
8”	238	257	272	8”	328	349	367
9”	245	265	280	9”	337	358	374
10”	251	271	287
11”	258	279	295
Use this chart for ages 15 and over. Show actual weight on the application.

Farmers New World Life Minimum Medical Requirements (Farmers Preferred And Premier Non-Nicorine Plans Only) All States

	$150,000–	$250,001–	$500,001–	$1,000,001–	$2,000,000
AGE	$250,000	$500,000	$1,000,000	$1,999,999	& OVER
27–30	C	C	C	D	D
31–35	C	C	C	D	E
36–40	C	C	D	D	E
41–45	C	D	D	E	F
46–60	D	D	D	F	F
61–70	D	E	F	G	G
OVER 70	E	E	E	E	E

*	Treadmill EKG and Chest X-Ray may be requested by Underwriting.

C	=	Regular Paramed	E	=	M.D. Exam	G	=	M.D. Exam
		Blood Profile			EKG			Exercise EKG
		Home Office Specimen			Blood Profile			Blood Profile
					Home Office Specimen			Home Office Specimen Chest X-Ray

D	=	Regular Paramed	F	=	MD. Exam
		EKG			Exercise EKG
		Blood Profile			Blood Profile
		Home Office Specimen			Home Office Specimen

Approved Paramedical Companies:

American Para Professional Systems (APPS)	ExamOne
1-800-635-1677	1-877-933-9261

Examination Management Service, Inc. (EMSI)	Portamedic (Hooper Holmes)
1-800-872-3674	1-800-765-1010

Approved Laboratory:
LabOne
10101 Remer Blvd., Lenexa, KS 66219-9752
(913) 438-5221
NOTE: Please also submit a Personal Financial Supplement (32-1234), as applicable, on cases over $500,000.
Please use the following FNWL Minimum Medical Requirements Charts for all other Non-Preferred plans:

31–4140 (AZ, CA, II, NV, NC, TN, TX, VA and WA)

31–4143 (DE, DC, FL, GA, MD, MS, NJ and SC)

31–0940 (AL, AR, CO, CI, HI, IA, ID, IN, KS, KY, MA, ME, MI, MN, MO, MT, ND, NE, NM, OH, OK, OR, PA, RI, SD, UT, WI, WV and WY)
Farmers New World Life Insurance Company
3003 77th Avenue S.E., Merrer Island, WA 98040-2890 / (206) 232-8400
Columbus Life Office; PO Box 182325, Colombus, OH 43218-2325 / (614) 764-9975

Exhibit IV
Recapture Fee Formula
The amount of the recapture fee payable, to be calculated in accordance with the formula set forth below, is to be mutually agreed upon by the CEDING COMPANY and REINSURER.
The recapture fee formula shall consist of the following:
1.	Payment by REINSURER or the CEDING COMPANY, as the case may be, of any final accounting charges, as provided in Article V, determined as of the Recapture Date.
2.	Payment by the REINSURER or the CEDING COMPANY, as the case may be, of an amount equal to:
a.	The present value of future projected premiums net of the reinsurance rates payable under the contract from the Recapture Date until 20 years from policy issue date; LESS

b.	The present value of future projected expected claims payable under the contract from the Recapture Date to the end of the 20th policy duration.
If positive, this amount shall be payable to the reinsurer by the CEDING COMPANY; if negative, the absolute value of this amount shall be payable by the Reinsurer to the CEDING COMPANY.
The present value of the future cash flows shall be calculated on a pre-tax basis using best estimates of future mortality, lapse, a discount rate consistent with current market earned expectations for an asset portfolio supporting this block of business, and the applicable reinsurance rates stated in Exhibit I.

Exhibit V
Continuation Premiums
The Reinsurance premium rates per thousand for continuations will be the rates in the 1975-80 Select & Ultimate Mortality Table ALB, as shown in this Exhibit V, multiplied by the following percentages.

Class	Percentage
Premier NT	[*]	%
Preferred NT	[*]	%
Standard NT	[*]	%
Tobacco	[*]	%

1975-80 Basic Select and Ultimate Mortality Table
Mortality Rates per 1000 — Male — Age Last Birthday

	Duration															Ultimate	Attained
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Rate	Age
0	1.12	0.70	0.47	0.42	0.37	0.32	0.31	0.28	0.27	0.27	0.28	0.33	0.38	0.46	0.66	0.85	15
1	0.46	0.43	0.38	0.33	0.27	0.23	0.23	0.23	0.25	0.28	0.33	0.38	0.46	0.66	0.80	1.08	16
2	0.34	0.35	0.31	0.26	0.23	0.23	0.23	0.25	0.28	0.33	0.38	0.46	0.62	0.80	1.04	1.18	17
3	0.33	0.28	0.25	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.46	0.61	0.74	1.04	1.17	1.27	18
4	0.28	0.24	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.44	0.61	0.74	0.95	1.11	1.26	1.34	19
5	0.23	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.43	0.61	0.74	0.95	1.08	1.17	1.32	1.39	20
6	0.22	0.22	0.21	0.25	0.28	0.33	0.38	0.43	0.58	0.74	0.95	1.08	1.15	1.21	1.36	1.41	21
7	0.19	0.21	0.25	0.28	0.33	0.38	0.43	0.57	0.72	0.91	1.08	1.15	1.20	1.23	1.38	1.41	22
8	0.19	0.21	0.26	0.32	0.37	0.43	0.57	0.72	0.91	1.06	1.15	1.20	1.23	1.28	1.37	1.39	23
9	0.20	0.23	0.30	0.36	0.43	0.57	0.72	0.91	1.06	1.14	1.20	1.23	1.28	1.32	1.34	1.36	24
10	0.21	0.27	0.34	0.42	0.57	0.72	0.91	1.06	1.14	1.19	1.23	1.28	1.32	1.33	1.30	1.32	25
11	0.26	0.32	0.40	0.57	0.72	0.91	1.06	1.14	1.19	1.23	1.28	1.32	1.33	1.28	1.25	1.27	26
12	0.31	0.40	0.57	0.72	0.90	1.06	1.14	1.19	1.22	1.28	1.32	1.33	1.28	1.23	1.19	1.22	27
13	0.38	0.57	0.72	0.90	1.02	1.12	1.18	1.21	1.22	1.26	1.28	1.28	1.23	1.18	1.15	1.19	28
14	0.55	0.72	0.90	1.02	1.08	1.16	1.20	1.21	1.20	1.22	1.22	1.22	1.17	1.14	1.13	1.16	29
15	0.72	0.90	1.02	1.08	1.13	1.17	1.20	1.19	1.17	1.17	1.16	1.16	1.12	1.11	1.11	1.13	30
16	0.90	1.02	1.08	1.13	1.17	1.17	1.18	1.15	1.13	1.11	1.10	1.09	1.08	1.09	1.09	1.12	31
17	1.02	1.08	1.13	1.17	1.16	1.14	1.14	1.11	1.08	1.05	1.03	1.05	1.04	1.06	1.09	1.12	32
18	1.01	1.06	1.09	1.11	1.10	1.07	1.07	1.04	1.01	0.99	0.99	1.01	1.00	1.04	1.09	1.13	33
19	0.97	1.01	1.02	1.04	1.02	1.00	0.99	0.96	0.95	0.95	0.96	0.97	0.98	1.03	1.09	1.16	34
20	0.91	0.94	0.94	0.95	0.94	0.93	0.91	0.89	0.90	0.91	0.93	0.95	0.98	1.03	1.12	1.20	35
21	0.83	0.85	0.85	0.86	0.86	0.85	0.83	0.86	0.86	0.87	0.91	0.94	0.97	1.05	1.16	1.25	36
22	0.73	0.75	0.75	0.76	0.77	0.77	0.77	0.78	0.81	0.85	0.90	0.94	0.99	1.08	1.20	1.32	37
23	0.73	0.74	0.74	0.75	0.76	0.77	0.77	0.78	0.82	0.87	0.92	0.98	1.04	1.14	1.27	1.41	38
24	0.73	0.73	0.73	0.74	0.76	0.77	0.78	0.80	0.84	0.90	0.96	1.03	1.10	1.22	1.36	1.51	39
25	0.71	0.71	0.72	0.74	0.75	0.77	0.80	0.82	0.87	0.95	1.01	1.09	1.18	1.33	1.47	1.63	40
26	0.70	0.69	0.71	0.73	0.75	0.78	0.82	0.85	0.92	1.00	1.07	1.16	1.29	1.44	1.59	1.79	41
27	0.68	0.68	0.71	0.73	0.76	0.80	0.85	0.90	0.97	1.07	1.15	1.26	1.40	1.58	1.75	1.97	42
28	0.66	0.68	0.72	0.76	0.80	0.84	0.90	0.97	1.06	1.15	1.26	1.38	1.53	1.74	1.94	2.19	43
29	0.65	0.68	0.75	0.80	0.84	0.90	0.97	1.06	1.15	1.26	1.38	1.52	1.70	1.94	2.17	2.45	44
30	0.63	0.68	0.78	0.84	0.90	0.97	1.06	1.15	1.25	1.38	1.52	1.70	1.94	2.17	2.42	2.74	45
31	0.63	0.70	0.82	0.90	0.97	1.06	1.15	1.25	1.38	1.52	1.70	1.94	2.17	2.42	2.71	3.07	46
32	0.63	0.72	0.87	0.97	1.06	1.15	1.25	1.38	1.51	1.70	1.94	2.17	2.42	2.71	3.03	3.43	47
33	0.63	0.74	0.91	1.03	1.14	1.25	1.36	1.50	1.67	1.87	2.14	2.41	2.69	3.03	3.39	3.82	48
34	0.64	0.76	0.96	1.11	1.24	1.36	1.49	1.66	1.86	2.10	2.37	2.67	3.00	3.38	3.77	4.24	49
35	0.65	0.79	1.03	1.20	1.35	1.49	1.66	1.86	2.10	2.33	2.63	2.96	3.34	3.75	4.19	4.69	50
36	0.67	0.83	1.12	1.31	1.49	1.66	1.86	2.10	2.33	2.63	2.92	3.28	3.70	4.16	4.63	5.18	51
37	0.70	0.88	1.21	1.44	1.66	1.86	2.10	2.33	2.63	2.92	3.23	3.62	4.09	4.59	5.12	5.72	52
38	0.74	0.94	1.29	1.55	1.78	2.01	2.27	2.52	2.84	3.16	3.52	3.96	4.49	5.06	5.64	6.31	53
39	0.78	1.00	1.40	1.68	1.93	2.18	2.45	2.72	3.06	3.41	3.82	4.31	4.92	5.57	6.22	6.94	54
40	0.83	1.09	1.53	1.83	2.11	2.36	2.65	2.93	3.27	3.67	4.12	4.69	5.39	6.13	6.82	7.64	55
41	0.89	1.20	1.68	2.01	2.29	2.56	2.86	3.14	3.49	3.92	4.45	5.09	5.90	6.72	7.50	8.42	56

1975-80 Basic Select and Ultimate Mortality Table
Mortality Rates per 1000 — Male — Age Last Birthday

	Duration															Ultimate	Attained
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Rate	Age
42	0.97	1.32	1.86	2.21	2.50	2.77	3.06	3.35	3.70	4.18	4.79	5.53	6.44	7.38	8.25	9.28	57
43	1.05	1.46	2.02	2.41	2.74	3.04	3.35	3.66	4.03	4.55	5.21	5.99	6.96	7.97	8.93	10.24	58
44	1.14	1.62	2.20	2.63	2.98	3.32	3.66	3.98	4.39	4.94	5.66	6.50	7.54	8.60	9.67	11.32	59
45	1.23	1.81	2.39	2.85	3.24	3.61	3.98	4.34	4.77	5.35	6.15	7.06	8.16	9.30	10.49	12.53	60
46	1.33	2.00	2.58	3.08	3.51	3.92	4.34	4.73	5.17	5.80	6.68	7.66	8.83	10.06	11.39	13.87	61
47	1.44	2.21	2.77	3.31	3.79	4.26	4.73	5.12	5.61	6.29	7.26	8.32	9.58	10.89	12.36	15.32	62
48	1.55	2.32	2.90	3.48	4.02	4.53	5.06	5.54	6.13	6.89	8.04	9.23	10.57	11.94	13.41	16.89	63
49	1.66	2.42	3.03	3.64	4.24	4.81	5.41	5.99	6.69	7.55	8.91	10.26	11.67	13.06	14.53	18.61	64
50	1.77	2.51	3.15	3.80	4.46	5.09	5.78	6.48	7.31	8.30	9.90	11.41	12.85	14.25	15.72	20.49	65
51	1.88	2.59	3.26	3.94	4.69	5.39	6.18	7.02	8.01	9.13	10.99	12.65	14.12	15.54	16.98	22.56	66
52	1.99	2.66	3.35	4.08	4.92	5.70	6.60	7.61	8.78	10.04	12.18	14.00	15.51	16.94	18.35	24.85	67
53	2.15	2.89	3.66	4.47	5.38	6.22	7.22	8.32	9.57	10.98	13.29	15.31	16.94	18.35	20.53	27.37	68
54	2.31	3.13	4.00	4.90	5.89	6.81	7.90	9.09	10.42	11.98	14.48	16.73	18.35	20.53	22.96	30.13	69
55	2.49	3.40	4.37	5.37	6.47	7.46	8.65	9.91	11.31	13.06	15.77	18.29	20.53	22.85	25.67	33.13	70
56	2.68	3.70	4.78	5.91	7.10	8.16	9.44	10.78	12.26	14.23	17.18	19.99	22.70	25.23	28.65	36.34	71
57	2.89	4.02	5.24	6.50	7.80	8.92	10.29	11.72	13.29	15.50	18.71	21.85	24.96	27.83	31.89	39.80	72
58	3.05	4.30	5.78	7.12	8.58	9.62	11.05	12.58	14.24	16.56	19.88	23.10	26.39	29.47	33.93	43.57	73
59	3.22	4.60	6.37	7.78	9.42	10.36	11.84	13.48	15.26	17.68	21.09	24.35	27.80	31.11	36.05	47.72	74
60	3.40	4.91	7.01	8.49	10.34	11.15	12.69	14.45	16.34	18.85	22.31	25.55	29.18	32.79	38.29	52.31	75
61	3.57	5.22	7.69	9.25	11.15	12.44	13.59	15.48	17.47	20.04	23.51	26.72	30.56	34.52	40.66	57.37	76
62	3.74	5.54	8.44	10.07	12.44	12.89	14.54	16.56	18.64	21.24	24.70	27.87	31.96	36.31	43.15	62.94	77
63	4.15	6.18	9.21	11.19	12.89	14.50	16.42	18.63	21.03	23.56	27.15	30.60	35.16	40.29	47.22	69.02	78
64	4.59	6.88	10.04	12.43	14.50	16.29	18.52	20.91	23.56	26.17	29.85	33.67	38.70	44.72	51.64	75.60	79
65	5.08	7.66	10.96	13.82	16.29	18.27	20.82	23.41	26.17	29.29	33.67	36.95	42.60	49.60	56.42	82.69	80
66	5.63	8.53	11.96	15.34	18.27	20.62	23.35	26.17	29.29	33.67	36.18	40.63	46.88	54.95	61.55	90.24	81
67	6.23	9.50	13.04	17.02	20.62	22.82	26.17	29.29	33.67	35.69	39.85	44.66	51.53	60.78	66.99	98.24	82
68	6.86	10.46	14.34	18.67	22.58	24.98	28.66	32.11	35.69	39.16	43.70	48.92	56.36	66.33	72.93	106.88	83
69	7.55	11.50	15.73	20.45	24.72	27.36	31.42	35.21	39.16	42.94	47.87	53.51	61.51	72.21	79.34	116.36	84
70	8.31	12.61	17.23	22.38	27.08	29.99	34.46	38.63	42.94	47.03	52.35	58.39	66.96	78.56	86.38	126.68	85
71	10.47	15.62	21.23	26.87	31.79	37.10	45.06	52.48	61.52	70.10	79.56	89.95	101.57	114.58	126.68	137.84	86
72	12.46	17.88	24.74	30.99	36.83	43.05	52.03	60.28	70.10	79.56	89.95	101.50	114.49	126.68	137.84	149.84	87
73	14.73	20.79	28.66	35.72	42.56	49.78	59.87	68.99	79.56	89.95	101.50	114.47	126.68	137.84	149.84	162.59	88
74	17.32	24.36	33.02	41.10	49.03	57.35	68.62	78.63	89.95	101.50	114.47	126.68	137.84	149.84	162.59	175.87	89
75	20.30	28.44	37.98	47.15	56.29	65.81	78.31	89.23	101.50	114.47	126.68	137.84	149.84	162.59	175.87	189.57	90
76	23.70	32.76	43.56	53.93	64.39	75.18	88.98	101.03	114.47	126.68	137.84	149.84	162.59	175.87	189.57	203.69	91
77	27.57	37.66	49.82	61.49	73.35	85.50	100.87	114.30	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	92
78	32.14	43.52	56.79	69.83	83.20	97.00	114.24	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	93
79	37.47	50.08	64.48	78.99	94.10	109.95	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	94
80	43.47	57.36	72.91	89.17	106.51	124.42	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	95
81	50.14	65.39	82.30	100.60	120.28	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	96
82	57.53	74.35	92.83	113.35	135.58	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	97
83	66.91	84.44	104.59	127.51	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	98

1975-80 Basic Select and Ultimate Mortality Table
Mortality Rates per 1000 — Male — Age Last Birthday

	Duration															Ultimate	Attained
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Rate	Age
84	78.67	97.04	117.63	143.14	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	99
85	91.98	111.05	132.03	160.23	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	100
86	106.97	125.99	147.77	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67		101
87	123.77	143.21	164.72	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67			102
88	138.20	158.28	180.09	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67				103
89	149.49	170.61	193.50	218.23	233.19	248.57	264.37	280.50	297.23	314.29	331.77	349.67					104
90	161.41	183.60	207.61	233.19	240.57	264.37	280.59	297.23	314.29	331.77	349.67						105